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                                                                 EXHIBIT 4.3






                                   MEDITRUST

                            TRUSTEE RETIREMENT PLAN
























                                   Meditrust
                                197 First Avenue
                          Needham, Massachusetts 02194

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                                   MEDITRUST
                            TRUSTEE RETIREMENT PLAN

                          Effective: January 22, 1995


   1. PURPOSES. The purposes of the Meditrust Trustee Retirement Plan (the "Plan") are to further the growth and development of Meditrust (the "Company") by providing certain retirement benefits to those members of the Company's Board of Trustees (the "Board") who have provided substantial services to the Company and thereby to attract talented individuals to serve on the Board and provide an additional incentive to continued participation on the Board.

   2.   Administration.
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        (a)  ADMINISTRATOR.  The Plan shall be administered by the Board's
Personnel and Compensation Committee (the "Committee"). The Committee shall have full authority to interpret the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and to decide all disputes arising in connection with the Plan. Notwithstanding such delegation, the Board of Trustees may take any action regarding the Plan.

        (b) PROCEDURE. With respect to the Plan, the Committee shall act by a majority (but not less than two) of its members; provided, always, that no member of the Committee shall vote or decide upon any matter relating to himself as a member, but all such matters shall be voted or decided by the other members of the Committee and the vote, decision or determination of such other members, shall be final, binding and conclusive upon such interested member of the Committee. A formal meeting of the Committee need not be called or held for the purpose of making any decision, but decisions may be made and evidenced by a written document signed by a majority of the Committee.

   3. PARTICIPANTS. Trustees of the Company at any time after the date hereof, who are not employees of the Company immediately prior to their retirement from the Board who have served on the Board for a minimum of five years and have retired from service on the Board (collectively, the "Participants" and individually, a "Participant") shall be eligible to receive benefits under the Plan as provided hereinafter.

   4. RETIREMENT BENEFITS. A Participant's entitlement to retirement benefits shall commence on the later to occur of (a) the first anniversary of the date of retirement of such Participant from the Board and (b) the 65th birthday of such Participant (or such earlier birthday as may be determined by the Committee); provided, however, that a Participant's entitlement to the retirement benefits shall commence immediately upon a Participant's retirement (i) as a result of medical disability or (ii) following a recommendation by the Nominating Committee that such Participant not be nominated for re-election, or (iii) following his failure to be reelected as a Trustee after having been nominated for reelection by the Nominating Committee (the "Commencement Date").

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   The retirement benefits shall be paid for a number of years equal to the number of years that such Participant served on the Board. Payments shall be made in annual installments payable during the second fiscal quarter following the Commencement Date in shares of beneficial interest of the Company ("Shares") having a fair market value at the close of business on the first business day of the quarter in which it is paid equal to (a) the amount of the basic Trustee fees (excluding fees for attendance at Board and committee meetings, bonuses, incentive compensation, commissions, special project compensation and any other form of additional compensation) paid or payable by the Company to such Participant for such Participant's last full calendar year of service on the Board, plus (b) the amount which would have been payable by the Company to such Participant for attendance at six Board meetings during such year.

   For purposes of payments to Participants under the Plan, the "fair market value" of a Share shall be (i) the closing price of Shares on the New York Stock Exchange, or (ii) if the Shares are not listed on such exchange, the closing price on any other national exchange on which the Shares are listed or on NASDAQ, or (iii) if the Shares are not listed on any national exchange or NASDAQ, then as determined by the Committee in good faith.

   5. DEATH OF A PARTICIPANT. With respect to Participants serving on the Board on the effective date of the Plan, benefits shall be payable under the Plan after the death of any such Participant to the Participant's estate or to such other beneficiary as shall have been designated by the Participant in writing. With respect to all other Participants, all benefits under the Plan shall terminate as of the death of any such Participant and no benefits shall be payable thereafter.

   6. REMOVAL FROM BOARD. In the event a Participant is removed from the Board, with or without cause, such Participant shall not be entitled to any benefits under the Plan, except as the Committee may determine in its sole discretion.

   7.   Amendment and Termination.
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        (a)  AMENDMENT.  The Company shall have the right, at any time and from time to time, to modify or amend the Plan or any of its provisions, each such modification or amendment to be by instrument in writing executed by the Company, provided that no benefits then accrued hereunder to any Participant shall be reduced or impaired without his consent.

        (b) TERMINATION. Although the Company expects to continue the Plan indefinitely, it expressly reserves the right to terminate it in whole or in part at any time by instrument in writing, such termination to be effective on the date specified in such instrument, provided that no benefits then accrued hereunder to any Participant shall be reduced or impaired without his consent.


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   8.   Miscellaneous Provisions.
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        (a)  NON-ALIENABILITY OF BENEFITS.  No right or claim to any of the benefits hereunder shall be assignable by any Participant, nor shall such rights or claims be subject to garnishment, attachment, execution or levy of any kind; and any attempt so to assign, transfer, pledge, encumber, commute or anticipate the same shall be void.

        (b) RIGHTS OF PARTICIPANTS AND OTHERS. Nothing contained herein shall be deemed to give any Participant the right to be retained on the Board, or confer upon or create in any Participant or other person any right of any name or nature, legal or equitable, except such as are expressly set forth herein. Neither anything contained herein nor any action taken by the Company hereunder shall in any way prevent it from removing at any time any Trustee present or future from the Board, or subject it to any liability for such removal. Nor shall it be deemed to give the Company the right to require the Participant to remain in its service, or interfere with the Participant's right to terminate his service at any time.

        (c) RELEASE BY PARTICIPANTS, ETC. Any payment to a Participant or to any person entitled to a benefit under the Plan, made in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of any and all claims against the Company and the Committee. Such Participant or person may be required, as a condition precedent to such payment, to execute a receipt and release thereof in such form as may be determined by the Company or the Committee, as the case may be.

        (d) GOVERNING LAW. To the extent permitted by federal law, the Plan shall be construed and the rights and liabilities of all persons hereunder determined in accordance with the laws of the Commonwealth of Massachusetts.


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